EXHIBIT 5.1

633 West Fifth Street, Suite 4000 Los Angeles, California 90071-2007 Tel: +213.485.1234 Fax: +213.891.8763 www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
June 19, 2007	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Shanghai
	Madrid	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
Avery Dennison Corporation	Munich	Washington, D.C.
160 North Orange Grove Blvd.
Pasadena, California 91103

Re:	Amended and Restated Paxar Corporation 1997 Incentive Stock Option Plan and Paxar Corporation 2000 Long Term Performance and Incentive Plan (together, the “Plans”)
Ladies and Gentlemen:
     We have acted as special counsel to Avery Dennison Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 1,848,883 shares of common stock, $1.00 par value per share (the “Shares”), and associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement dated as of October 23, 1997 between the Company and First Chicago Trust Company of New York, as rights agent (the “Rights Agent”). The Shares and associated Rights are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 19, 2007 (File No. 333– ___) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares and the associated Rights.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when certificates representing the Shares in the proper form have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Plans and the Rights Agreement, the issue and sale of the Shares and associated Rights will have been duly authorized by all necessary corporate action of the

June 19, 2007

Company, and the Shares and associated Rights will be validly issued, and the Shares will be fully paid and nonassessable.
     This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP